Exhibit 23


                          Independent Auditors' Consent


The Board of Directors
Unigene Laboratories, Inc:


We consent to incorporation by reference in registration statements (Nos. 333-04557, 333-18079, 333-43439 and 333-63245) on Form S-3 and registration statements (Nos. 33-18890, 333-01897 and 333-35951) on Form S-8 of Unigene Laboratories, Inc. of our report dated March 17, 2000 relating to the balance sheets of Unigene Laboratories, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Unigene Laboratories, Inc. Our report dated March 17, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ KPMG LLP


Short Hills, New Jersey
March 30, 2000